Exhibit 21.1
Intellect Neurosciences, Inc.
List of Subsidiaries
Intellect USA, Inc. (a Delaware company wholly-owned by Intellect Neurosciences, Inc.)
Intellect Neurosciences (Israel) Ltd. (an Israeli company wholly-owned by Intellect USA, Inc.)